Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated March 28, 2022 relating to the financial statements of Chardan NexTech Acquisition 2 Corp., appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2021 and for the period from June 23, 2020 (inception) through December 31, 2020. We also consent to the reference to us under the caption Experts in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
December 13, 2022